EXHIBIT 4.21

NOTE

Tinton Falls, New Jersey

$150,000.00	July 31, 2012

1.           Obligation. For value received and intending to be legally bound, AMERICAN BIO MEDICA CORPORATION, a New York corporation ("Maker"), hereby promises to pay on or before July 31, 2013 (or earlier as determined below) (the “Due Date”) to the order of CANTONE ASSET MANAGEMENT LLC ("Payee"), the principal sum of ONE-HUNDRED-FIFTY THOUSAND Dollars ($150,000.00), lawful money of the United States of America together with interest thereon in advance in the amount of fifteen percent (15%) simple interest (the “Rate”) on the terms and conditions stated in this Note. The principal sum added to the actual interest, in the total amount of $172,500, is referred to herein as the "Amount Due."

a.           The payment under this Note shall be made in funds immediately available to Payee at its office at 766 Shrewsbury Avenue, Tinton Falls, NJ 07724, or at such other location as the holder of this Note shall designate. In the event the due date of any payment under this Note is a Saturday, Sunday or legal holiday in the State of New Jersey, such payment shall be due on the next succeeding date which is not a Saturday, Sunday or such legal holiday, provided that the principal sum shall continue to accrue interest until paid.

b.           A single payment of principal and interest in the Amount Due shall be due on the earlier of: (i) the Due Date; or (ii) the closing of a debt financing by the Maker in an amount of at least $1,000,000. The Amount Due shall be due and payable in a lump sum.

2.           Prepayment. Maker may prepay all or any portion of the Amount Due at any time without penalty.

3.           Application of Payments. All payments on this Note shall be applied first to interest at the Rate and all other sums due hereunder, and the balance thereof to principal or in such other order as Payee may elect.

4.            Default; Acceleration; Remedies.

a.           Should there occur any Default (as defined below in Section 5(b), then Payee, at its option and without notice to Maker, may declare immediately due and payable the entire unpaid balance of the Amount Due by Maker hereunder, together with interest accrued thereon at the Rate after the Due Date to the date of Default and thereafter at a rate of interest equal to the highest rate of interest allowable under the laws of the State of New Jersey (the "Default Rate"), anything herein to the contrary notwithstanding. Payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided Payee in this Note. If Payee employs counsel to enforce this Note by suit or otherwise, Maker will reimburse Payee for all costs of suit and other expenses in connection therewith, whether or not suit is actually instituted, together with a reasonable attorney's fee for collection of Ten Percent (10%) of the total amount then due by Maker to Payee but in no event less than One Thousand Dollars ($1,000.00) together, to the extent permitted by applicable law, with interest on any judgment obtained by Payee at the Default Rate, including interest at the Default Rate from and after the date of execution, judicial or foreclosure sale until actual payment is made to Payee of the full amount due Payee.

b.           As used in this Note, "Default" shall occur immediately upon the happening to or by Maker of any of the following events:

(1)         Any default in the payment when due of the Amount Due on the Due Date, or any other sums due, under this Note, which default is not cured within ten (10) days after written notice;

(2)         Any default in the performance of any of the provisions of this Note, which is not cured within ten (10) days after Maker receives written notice of that default from Payee;

(3)         Any default in payment of any other indebtedness of the Maker, which default is not cured within thirty (30) days of the date of said default;

(4)         The making of any misrepresentation to Payee;

(5)         The calling of a meeting of creditors;

(6)         The appointment of a committee of creditors;

(7)         An assignment or offer of settlement for the benefit of creditors;

(8)         The voluntary or involuntary application for, or appointment of, a receiver, custodian, guardian, trustee, or other personal representative for Maker or its property;

(9)         The filing of a voluntary or involuntary petition under the Bankruptcy Code or any similar state statute;

(10)        The occurrence of any other act of insolvency (however expressed or indicated);

(11)        The issuance of a warrant of attachment or for distraint, or the notice of tax lien;

(12)        An entry of judgment;

(13)        The failure to pay, withhold, collect or remit any taxes or tax deficiency when assessed or due, provided however, that so long as no event of Default shall exist and after giving written notice to Payee, Maker may in good faith contest any such tax and permit such tax to remain unpaid during the period under any such contest;

(14)        The general failure to pay debts and obligations as the same become due and payable.

5.           Remedies Cumulative, Etc.

a.           The remedies of Payee provided in this Note shall be cumulative and concurrent, may be pursued singly, successively, or together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

b.           The recovery of any judgment by Payee shall not affect in any manner or to any extent any rights, remedies or powers of Payee under this Note, but such rights, remedies and powers of Payee shall continue unimpaired as before. The exercise by Payee of its rights and remedies and the entry of any judgment by Payee shall not adversely affect in any way the interest rate payable hereunder on any amounts due to Payee but interest shall continue to accrue on such amounts at the rates specified herein.

c.           Maker agrees that any action or proceeding against it to enforce this Note may be commenced in the state courts with jurisdiction in Monmouth County, New Jersey, or in any federal court in with jurisdiction in Monmouth County, New Jersey. Maker also consents to venue in any federal court having subject matter jurisdiction located in the District of New Jersey. The provisions of this Section shall not limit or otherwise affect the right of Payee to institute and conduct action in any other appropriate manner, jurisdiction or court.

6.           Additional Waivers. Maker hereby waives presentment for payment, demand, demand for payment, notice of demand, notice of nonpayment or dishonor, notice of acceleration, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Note. Maker agrees that its liability shall be unconditional without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee. Maker consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to payment or other provisions of this Note.

7.           Costs and Expenses. Maker shall pay upon demand all reasonable costs and expenses incurred by Payee in the exercise of any of its rights, remedies or powers under this Note and any amount thereof not paid promptly following demand therefor shall be added to the principal sum hereunder and shall bear interest at the Default Rate from the date of such demand until paid in full.

8.           Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Payee in order to effectuate the provisions of this Note.

9.           Limitation of Interest to Maximum Lawful Rate. In no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding under this Note and shall be applied on such order as Payee may determine. If the excessive amount of interest paid exceeds the sums outstanding under this Note, the portion exceeding the sums outstanding under this Note shall be refunded in cash by Payee. Any such crediting or refund shall not cure or waive any default by Maker hereunder. Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non principal payment, including without limitation prepayment fees and late charges, shall be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

10.         Limitation on Payee's Waivers. Payee shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing. A waiver as to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

11.         No Offset. The obligations of Maker under this Note shall not be subject to any abatement or offset as a consequence of any claim, event or transaction otherwise occurring or arising between Maker, Payee and/or any affiliate of any of them, except as Maker and Payee may otherwise agree.

12.         Applicable Law. This instrument shall be governed by and construed according to the laws of the State of New Jersey.

13.         Captions. The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of the Note.

14.        Pronouns. Pronouns used herein shall be deemed to include the masculine, feminine or neuter, singular or plural, as their contexts may require. The words "Payee" and "Maker" shall be deemed to include the respective heirs, personal representatives, successors and assigns of Payee and Maker.

15.         Construction. The language in this Agreement shall be construed as a whole according to its fair meaning, strictly neither for nor against any party, and without implying a presumption that its terms shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who drafted it.

16.         Computation. The unpaid principal amount of this Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, and all other Amounts Due owing by Maker to Payee pursuant to this Note shall at all times be ascertained from the records of Payee, which shall be conclusive absent manifest error.

17.         Assignment. This Note may not be assigned or otherwise transferred by Maker without the prior written consent of Payee.

18.         Stamp Taxes. Maker shall pay the cost of any revenue, tax or other stamps now or hereafter required by the laws of the State of New Jersey (or any of its political subdivisions) or the United States of America to be affixed to this note, and if any taxes are imposed under the laws of the State of New Jersey (or any of its political subdivisions) or the United States of America with respect to evidences of indebtedness, Maker shall pay or reimburse Payee upon demand the amount of such taxes without credit against any indebtedness evidenced by this Note.

19.         Notices. All notices, requests, waivers, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, made and received when hand delivered against receipt, or on the day after it is sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier service, or by fax, to:

If to Maker:

AMERICAN BIO MEDICA CORPORATION

122 Smith Road

Kinderhook, New York 12106

ATTN: Corporate Secretary/Chief Compliance Officer

Telephone: 518-758-8158

Facsimile: 518-758-8171

Email: mdwaterhouse@abmc.com

If to Payee:

Cantone Asset Management LLC

766 Shrewsbury Ave

Tinton Falls, NJ 07724

Telephone: 732-450-3500

Facsimile: 732-450-3520

Attention: Anthony Cantone

or such other address as shall be specified from time to time (in compliance with the requirements of this Section 20 for the giving of notice) by the parties entitled to receive such notices.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

MAKER:

AMERICAN BIO MEDICA CORPORATION

By:	/S/ Melissa A. Waterhouse
Melissa A. Waterhouse
EVP, Chief Compliance Officer
Corporate Secretary